Exhibit 99.1

FOR IMMEDIATE RELEASE	NYSE:ARI
CONTACT:	Hilary Ginsberg
Investor Relations
(212) 822-0767

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC. REPORTS

FOURTH QUARTER AND FULL YEAR 2014 FINANCIAL RESULTS AND

INCREASES QUARTERLY DIVIDEND PER SHARE OF COMMON STOCK BY 10%

— 17.4% Annual Increase in Operating Earnings Per Share of Common Stock –

— Declares $0.44 Dividend Per Share of Common Stock –

New York, NY, February 25, 2015 – Apollo Commercial Real Estate Finance, Inc. (the “Company” or “ARI”) (NYSE:ARI) today reported financial results for the quarter and twelve month period ended December 31, 2014.

Fourth Quarter 2014 Highlights

•	Reported Operating Earnings (a non-GAAP financial measure defined below) per diluted share of common stock of $0.45 for the quarter ended December 31, 2014, an increase of 15.4% as compared to Operating Earnings per diluted share of common stock of $0.39 for the quarter ended December 31, 2013;

•	Generated $27.0 million of net interest income from the Company’s $1.6 billion commercial real estate debt portfolio, which had a weighted average underwritten internal rate of return (“IRR”) of approximately 13.3% at December 31, 2014; and

•	Completed $446.1 million of commercial real estate debt investments.

2014 Highlights

•	Reported Operating Earnings (a non-GAAP financial measure defined below) per diluted share of common stock of $1.69 for the twelve months ended December 31, 2014, an increase of 17.4% as compared to Operating Earnings per diluted share of common stock of $1.44 for the twelve months ended December 31, 2013;

•	Committed to invest $1.1 billion of equity into $1.5 billion of commercial real estate debt investments;

•	Raised $158.4 million of capital through a common stock offering; and

•	Completed two offerings of the Company’s 5.50% Convertible Senior Notes due 2019 for total aggregate principal amount of $254.8 million.

“2014 was a tremendously successful year for ARI, as the Company originated over $1.5 billion of new investments, expanded the capital base, diversified the investment portfolio and meaningfully grew operating earnings,” said Stuart Rothstein, Chief Executive Officer of the Company. “Given ARI’s strong start to 2015, we believe the Company’s robust pipeline and the significant amount of embedded future fundings will continue to drive ARI’s earnings growth. As a result, ARI’s Board of Directors voted to increase the quarterly dividend per share of common stock by 10% to $0.44.”

Fourth Quarter and Full Year 2014 Operating Results

The Company reported Operating Earnings of $21.2 million, or $0.45 per diluted share of common stock, for the three months ended December 31, 2014, representing a per share increase of 15.4% as compared to Operating Earnings of $14.5 million, or $0.39 per diluted share of common stock, for the three months ended December 31, 2013. Net income available to common stockholders for the three months ended December 31, 2014 was $20.2 million, or $0.43 per share of common stock, as compared to net income available to common stockholders of $14.0 million, or $0.37 per share of common stock, for the three months ended December 31, 2013.

For the twelve months ended December 31, 2014, the Company reported Operating Earnings of $74.0 million, or $1.69 per diluted share of common stock, representing a 17.4% per share increase as compared to Operating Earnings of $51.4 million, or $1.44 per diluted share of common stock, for the twelve months ended December 31, 2013. Net income available to common stockholders for the twelve months ended December 31, 2014 was $75.3 million, or $1.72 per share of common stock, as compared to net income available to common stockholders of $45.0 million, or $1.26 per share of common stock, for the twelve months ended December 31, 2013.

Fourth Quarter 2014 Investment and Portfolio Activity

New Investments – During the fourth quarter, ARI closed $446.1 million of commercial real estate debt investments, including the following transactions:

•	$340.3 million of first mortgage loans ($195.3 million of which were funded at closing) with a weighted average levered IRR of approximately 13%;

•	$82.5 million of subordinate loans ($54.2 million of which were funded during the quarter) with a weighted average IRR of approximately 13%; and

•	$4.7 million of equity for the acquisition of CMBS with an aggregate purchase price of $23.3 million. The CMBS have a weighted average life of 3.0 years and have been underwritten to generate an IRR of approximately 15%.

Loan Repayments – During the fourth quarter, ARI received four loan repayments totaling $167 million including a $27 million principal repayment from a first mortgage loan secured by an office condominium in New York City, $59 million principal repayments from two loans for New York City hotels and an $81 million principal repayment from a whole loan secured by a condominium conversion project in New York City.

Quarter End Commercial Real Estate Debt Portfolio Summary

The following table sets forth certain information regarding the Company’s commercial real estate debt portfolio at December 31, 2014 ($ amounts in thousands):

Description	Amortized Cost	Weighted Average Yield	Debt	Cost of Funds	Equity at Cost(1)	Current Weighted Average Underwritten IRR (2)	Levered Weighted Average Underwritten IRR(2)(3)
First mortgage loans	$458,520	8.5%	$168,124	2.7%	$290,396	12.6%	12.9%
Subordinate loans(4)	625,881	12.1	—	—	625,881	13.1	13.1
CMBS	534,222	6.4	454,070	3.3	110,279	16.2	16.2

Total/Weighted Average	$1,618,623	9.2%	$622,194	3.2%	$1,026,556	13.3%	13.4%

Please see chart footnotes at the end of the press release.

Loan-to-Value

At December 31, 2014, the Company’s commercial real estate loan portfolio, which includes CMBS, held-to-maturity, had a weighted average LTV of 62%. Within the commercial real estate loan portfolio, the first mortgage loans had a weighted average LTV of 59% and the subordinate loans and CMBS, held-to-maturity, had a weighted average LTV of 63%.

Book Value

The Company’s book value per share at December 31, 2014 was $16.39. For purposes of GAAP accounting, the Company carries loans at amortized cost and its CMBS are marked to market. Management has estimated that the fair value of the Company’s loan portfolio at December 31, 2014 was approximately $12.5 million greater than the carrying value as of the same date.

Subsequent Events

New Investments – Subsequent to quarter end, ARI closed three loans totaling $164.5 million. Details of some of the transactions include the following:

•	$92.5 million ($72.5 million of which was funded at closing) first mortgage loan for the predevelopment of a mixed-use multifamily and retail development aggregating approximately 330,000 square feet in downtown Brooklyn, New York. The two-year, floating-rate first mortgage loan has an appraised LTV of 57% and has been underwritten to generate an IRR of approximately 21% on a levered basis; and

•	£35 million (approximately $52 million) five-year, floating-rate mezzanine loan secured by a portfolio of 44 senior housing facilities located throughout the United Kingdom. The mezzanine loan has an appraised LTV of 70% and was underwritten to generate an IRR of approximately 10%.

Credit Facilities – Subsequent to quarter end, ARI amended an existing credit facility and closed an additional credit facility. Details of the facilities include:

•	JP Morgan Facility –ARI amended and restated the JPMorgan Facility to increase the borrowing capacity from $175.0 million to $300.0 million. In addition, the JPMorgan Facility now has a two-year term plus a one-year extension option and the interest rate spread ranges from LIBOR + 2.25% to LIBOR + 4.75% depending on the collateral pledged, which may include mortgage and mezzanine loans secured by properties located in the United States, England or Wales; and

•	Goldman Sachs Loan – ARI entered into a $52.5 million repurchase agreement with Goldman Sachs Bank USA (the “Goldman Sachs Loan”). The Goldman Sachs Loan bears interest at LIBOR + 3.5% and is for the purchase and sale of certain participation interests in a first mortgage loan secured by a portfolio of international destination homes. The maturity date on the Goldman Sachs Loan is the earlier of April 30, 2019 or the repayment or sale of the purchased loan.

Dividend – ARI’s Board of Directors declared a dividend of $0.44 per share of common stock, which is payable on April 15, 2015 to common stockholders of record on March 31, 2015.

Definition of Operating Earnings

Operating Earnings is a non-GAAP financial measure that is used by the Company to approximate cash available for distribution and is defined by the Company as net income available to common stockholders, computed in accordance with GAAP, adjusted for (i) equity-based compensation expense (a portion of which may become cash-based upon final vesting and settlement of awards should the holder elect net share settlement to satisfy income tax withholding); (ii) any unrealized gains or losses or other non-cash items included in net income available to common stockholders; (iii) unrealized income from equity investments; and (iv) the non-cash amortization expense related to the reclassification of a portion of the senior convertible notes to stockholders’ equity in accordance with GAAP.

Reconciliation of Operating Earnings to Net Income Available to Common Stockholders

The tables below reconcile Operating Earnings and Operating Earnings per share of common stock with net income available to common stockholders and net income available to common stockholders per share of common stock for the three and twelve month periods ended December 31, 2014 and December 31, 2013 ($ amounts in thousands, except share and per share data):

	Three Months Ended December 31, 2014	Earnings Per Share (Diluted)	Three Months Ended December 31, 2013	Earnings Per Share (Diluted)
Operating Earnings:
Net income available to common stockholders	$20,182	$0.43	$14,004	$0.37
Adjustments:
Income from unconsolidated joint venture	69	—	—	—
Unrealized (gain)/loss on securities	639	0.01	(908)	(0.02)
Unrealized (gain)/loss on derivative instruments	(2,137)	(0.04)	—	—
Equity-based compensation expense	481	0.01	1,392	0.04
Foreign currency loss	1,413	0.03	—	—
Amortization of convertible notes related to equity reclassification	532	0.01	—	—

Total adjustments:	997	0.02	484	0.02

Operating Earnings	$21,179	$0.45	$14,488	$0.39

Basic weighted average shares of common stock outstanding:	46,852,646		36,886,619
Diluted weighted average shares of common stock outstanding:	47,085,617		37,390,369

	Twelve Months Ended December 31, 2014	Earnings Per Share (Diluted)	Twelve Months Ended December 31, 2013	Earnings Per Share (Diluted)
Operating Earnings:
Net income available to common stockholders	$75,299	$1.72	$45,045	$1.26
Adjustments:
Income from unconsolidated joint venture	157	—	—	—
Unrealized (gain)/loss on securities	(4,147)	(0.09)	3,065	0.09
Unrealized (gain)/loss on derivative instruments	(4,070)	(0.09)	(155)	(0.01)
Equity-based compensation expense	1,576	0.04	3,488	0.10
Foreign currency loss	4,050	0.09	—	—
Amortization of convertible notes related to equity reclassification	1,117	0.02	—	—

Total adjustments:	(1,317)	(0.03)	6,398	0.18

Operating Earnings	$73,982	$1.69	$51,443	$1.44

Basic weighted average shares of common stock outstanding:	43,464,225		35,212,211
Diluted weighted average shares of common stock outstanding:	43,684,805		35,679,755

Teleconference Details:

The Company will host a conference call to discuss its financial results on Thursday, February 26, 2015 at 10:00 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s fourth quarter 2014 earnings teleconference call should dial from the U.S., (877) 331-6553, or from outside the U.S., (760) 666-3769, shortly before 10:00 a.m. and reference the Apollo Commercial Real Estate Finance, Inc. Teleconference Call (number 69564272). Please note the teleconference call will be available for replay beginning at 1:00 p.m. on Thursday, February 26, 2015, and ending at midnight on Thursday, March 5, 2015. To access the replay, callers from the U.S. should dial (855) 859-2056 and callers from outside the U.S. should dial (404) 537-3406, and enter conference identification number 69564272.

Webcast:

The conference call will also be available on the Company’s website at www.apolloreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 30 days on the Company’s website.

Supplemental Information

The Company provides supplemental financial information to offer more transparency into its results and make its reporting more informative and easier to follow. The supplemental financial information is available in the investor relations section of the Company’s website at www.apolloreit.com.

About Apollo Commercial Real Estate Finance, Inc.

Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI) is a real estate investment trust that primarily originates, acquires, invests in and manages performing commercial real estate mortgage loans, subordinate financings, CMBS and other commercial real estate-related debt investments. The Company is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, LLC, a leading global alternative investment manager with approximately $160 billion of assets under management at December 31, 2014.

Additional information can be found on the Company’s website at www.apolloreit.com.

Dividend Reinvestment Plan

The Company adopted a Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). The Plan provides new investors and existing holders of the Company’s common stock with a convenient and economical method to purchase shares of its common stock. By participating in the Plan, participants may purchase additional shares of the Company’s common stock by reinvesting some or all of the cash dividends received on their shares of the Company’s common stock. In addition, the Plan permits participants to make optional cash investments of up to $10,000 per month, and, with the Company’s prior approval, optional cash investments in excess of $10,000 per month, for the purchase of additional shares of the Company’s common stock.

The Plan is administered by a division of Wells Fargo Bank, N.A. (“Wells”). Stockholders and other persons may obtain a copy of the Plan prospectus and an enrollment form by contacting Wells at (800) 468-9716 or (651) 450-4064, if outside the United States, or visiting Wells’ website at www.shareowneronline.com.

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this release, the words believe, expect, anticipate, estimate, plan, continue, intend, should, may or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; the Company’s ability to deploy the proceeds of its capital raises or acquire its target assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Footnotes

(1) CMBS includes $30,127 of restricted cash related to the Company’s repurchase facility with UBS AG.

(2) The underwritten IRR for the investments shown in the above table and elsewhere in this press release reflect the returns underwritten by ACREFI Management, LLC, the Company’s external manager, calculated on a weighted average basis assuming no dispositions, early prepayments or defaults but assuming that extension options are exercised and that the cost of borrowings remains constant over the remaining term. With respect to certain loans, the underwritten IRR calculation assumes certain estimates with respect to the timing and magnitude of future fundings for the remaining commitments and associated loan repayments, and assumes no defaults. IRR is the annualized effective compounded return rate that accounts for the time-value of money and represents the rate of return on an investment over a holding period expressed as a percentage of the investment. It is the discount rate that makes the net present value of all cash outflows (the costs of investment) equal to the net present value of cash inflows (returns on investment). It is derived from the negative and positive cash flows resulting from or produced by each transaction (or for a transaction involving more than one investment, cash flows resulting from or produced by each of the investments), whether positive, such as investment returns, or negative, such as transaction expenses or other costs of investment, taking into account the dates on which such cash flows occurred or are expected to occur, and compounding interest accordingly. There can be no assurance that the actual IRRs will equal the underwritten IRRs shown in the table. See “Item 1A—Risk Factors—The Company may not achieve its underwritten internal rate of return on its investments which may lead to future returns that may be significantly lower than anticipated” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of some of the factors that could adversely impact the returns received by the Company from the investments shown in the table over time.

(3) The Company’s ability to achieve its underwritten levered weighted average IRR with regard to its portfolio of first mortgage loans is additionally dependent upon the Company utilizing its master repurchase agreement with JPMorgan Chase Bank, N.A. (the “JPMorgan Facility”) or any replacement facility with similar terms and re-borrowing approximately $6,753 in total. Without such re-borrowing, the levered weighted average underwritten IRRs will be as indicated in the current weighted average underwritten IRR column above.

(4) Subordinate loans also include CMBS, held-to-maturity, which represents a loan the Company closed during May 2014 that was subsequently contributed to a securitization during August 2014. During May 2014, the Company closed a $155,000 floating-rate whole loan secured by the first mortgage and equity interests in an entity that owns a resort hotel in Aruba. During June 2014, the Company syndicated a $90,000 senior participation in the loan and retained a $65,000 junior participation. During August 2014, both the $90,000 senior participation and the Company’s $65,000 junior participation were contributed to a CMBS securitization. In exchange for contributing its $65,000 junior participation, the Company received a CMBS secured solely by the $65,000 junior participation. ARI presents the participation sold as both assets and non-recourse liabilities because the participation does not qualify as a sale according to GAAP. At December 31, 2014, ARI had one such participation sold with a carrying amount of $89,584.

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands—except share and per share data)

	December 31, 2014	December 31, 2013
Assets:
Cash	$40,641	$20,096
Restricted cash	30,127	30,127
Securities available-for-sale, at estimated fair value	17,105	33,362
Securities, at estimated fair value	522,730	158,086
Securities, held-to-maturity	154,283	—
Commercial mortgage loans, held for investment, net	458,520	161,099
Subordinate loans, held for investment, net	561,182	497,484
Investment in unconsolidated joint venture	37,016	—
Derivative instrument	4,070	—
Interest receivable	10,829	6,022
Deferred financing costs, net	7,444	628
Other assets	1,200	600

Total Assets	$1,845,147	$907,504

Liabilities and Stockholders’ Equity
Liabilities:
Borrowings under repurchase agreements	$622,194	$202,033
Convertible senior notes, net	246,464	—
Participations sold	89,584	—
Accounts payable and accrued expenses	7,578	2,660
Payable to related party	3,240	2,628
Dividends payable	21,018	17,227

Total Liabilities	990,078	224,548

Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized and 3,450,000 shares issued and outstanding in 2014 and 2013 ($86,250 aggregate liquidation preference)	35	35
Common stock, $0.01 par value, 450,000,000 shares authorized, 46,900,442 and 36,888,467 shares issued and outstanding in 2014 and 2013, respectively	469	369
Additional paid-in-capital	868,035	697,610
Retained earnings (accumulated deficit)	(10,485)	(14,188)
Accumulated other comprehensive loss	(2,985)	(870)

Total Stockholders’ Equity	855,069	682,956

Total Liabilities and Stockholders’ Equity	$1,845,147	$907,504

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

(in thousands—except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Net interest income:
Interest income from securities	$8,275	$3,633	$21,189	$12,267
Interest income from securities, held to maturity	3,165	—	4,613	—
Interest income from commercial mortgage loans	9,328	3,812	27,802	16,034
Interest income from subordinate loans	17,021	14,026	69,743	49,162
Interest expense	(10,740)	(1,450)	(26,541)	(4,356)

Net interest income	27,049	20,021	96,806	73,107
Operating expenses:
General and administrative expenses (includes $481 and $1,576 of equity-based compensation in 2014 and $1,392 and $3,488 in 2013, respectively)	(1,796)	(2,438)	(6,151)	(7,563)
Management fees to related party	(3,236)	(2,627)	(11,960)	(10,012)

Total operating expenses	(5,032)	(5,065)	(18,111)	(17,575)

Income from unconsolidated joint venture	(69)	—	(157)	—
Interest income from cash balances	9	1	34	20
Unrealized gain/(loss) on securities	(639)	908	4,147	(3,065)
Foreign currency loss	(1,413)	—	(4,050)	—
Gain/(loss) on derivative instruments (includes $2,137 and $4,070 of unrealized gains in 2014 and $0 and $155 of unrealized gains in 2013, respectively)	2,137	(1)	4,070	(2)

Net income	22,042	15,864	82,739	52,485

Preferred dividend	(1,860)	(1,860)	(7,440)	(7,440)

Net income available to common stockholders	$20,182	$14,004	$75,299	$45,045

Basic and diluted net income per share of common stock	$0.43	$0.37	$1.72	$1.26

Basic weighted average shares of common stock outstanding	46,852,646	36,886,619	43,464,255	35,212,211

Diluted weighted average shares of common stock outstanding	47,085,617	37,390,369	43,684,805	35,679,755

Dividend declared per share of common stock	$0.40	$0.40	$1.60	$1.60